Exhibit 99.2

May 1, 2013

To All Ebix Employees:

I am writing to share some exciting news about our Company. This morning, we announced that the Board of Directors, on the unanimous recommendation of a Special Committee of the Board, has unanimously approved the sale of Ebix to an affiliate of Goldman Sachs, a transaction that will result in Ebix becoming a privately owned company. We are confident that partnering with Goldman Sachs will best position us to continue to execute on our strategic initiatives and build on our position as the leading supplier of On-Demand software and E-commerce services to the insurance industry. A copy of the press release we issued this morning is attached.

Goldman Sachs is a highly regarded global leader in private equity, with a reputation for partnering with world-class companies. Working together, we will have the additional resources to enable us to expand our broad portfolio of service offerings, strengthen our core business, develop our sales pipelines and grow our market presence.

This transaction should have no impact on our day-to-day operations and Ebix’s focus will remain on delivering the innovative and high-quality products and services to which our customers have become accustomed. I will continue as Chief Executive Officer & Chairman of the Board and will continue to own a meaningful equity stake in the Company, and our headquarters will stay in Atlanta. It will remain business as usual at Ebix and we are working to make our transition to private ownership as seamless as possible.

We anticipate that this transaction will be completed in the third quarter of 2013, subject to antitrust approvals, shareholder approval and other customary closing conditions. In the interim, we are committed to keeping you informed of important developments.

As today’s announcement may attract attention from the media or other interested parties, it is important that we speak with one voice. Please direct all media or third-party inquiries to Investor Relations at steve.barlow@ebix.com or atikkoo@ebix.com

The best way you can help us is by keeping your focus on delivering the exceptional services and products that our customers have come to expect from Ebix. Thank you for your continued hard work and dedication as we enter this next phase in Ebix’s evolution.

Sincerely,

Robin Raina

Chairman & CEO

Additional Information and Where to Find It

In connection with the proposed transaction, Ebix will file with the SEC and furnish to the Company’s shareholders a proxy statement and other relevant documents. This document does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://ebix.com/reports.aspx or by directing a request to: Ebix, Inc., 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, Attn: Investor Relations, (678) 281-2043, IR@ebix.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.